Duke/Louis Dreyfus Energy Services (New England) LLC
Financial Statements through September 30, 1996

Duke/Louis Dreyfus Energy Services (New England) LLC
Balance Sheet
September 30, 1996
(Unaudited)

                                 ASSETS
Assets:
    Trade Accounts Receivable                         $738

TOTAL ASSETS                                          $738

                              LIABILITIES

Liabilities and Members Equity:
    Current Liabilities
      Accounts Payable                                $904
         Total Current Liabilities                    $904

Other Liabilities:
    Due to members                                 139,867
         Total Other Liabilities                   139,867

Members' Equity (deficit)
    Duke/Louis Dreyfus LLC                         (98,023)
    EUA Energy Services, Inc.                      (42,010)
         Total Members' Equity (deficit)          (140,033)

TOTAL LIABILITIES AND MEMBERS' EQUITY                 $738


             Duke/Louis Dreyfus Energy Services (New England) LLC
                          CONDENSED INCOME STATEMENT
                For the Quarter and YTD September 30, 1996
                                   (Unaudited)

                                     QUARTER ENDED     YTD

Sales                                       $738         $738
Less: Cost of Sales                          904          904
    Gross Profit (loss)                     (166)        (166)

Operating Expenses:
    General and Administrative Expenses  139,792      139,792
    Interest Expenses                         75           75
         Total Expenses (Net)            139,867      139,867
Net Income (Loss)                      ($140,033)   ($140,033)


         Duke/Louis Dreyfus Energy Services (New England) LLC
                       STATEMENT OF CASH FLOWS
                For the Nine Months Ended September 30, 1996
                                (Unaudited)

Operating Activities:
    Net Loss                                     ($140,033)
    Change in Current Assets and Liabilities           166
          Net cash (used in) operating activities (139,867)
Financing Activities:
    Advances from members                          139,867
          Net cash provided from
              Financing Activities                 139,867
Cash at September 30, 1996                               0


         Duke/Louis Dreyfus Energy Services (New England) LLC
                              THIRD QUARTER 1996

(ii)  Statement of revenues.
      All revenues are attributed to brokering electric power.

(iii) Derivative Transactions.
      None.

(iv)  Types of services provided by EUA Service Corporation (EUASC):
      Services were provided by (10) EUASC personnel in the following areas:
      Marketing and administrative services

      Total EUASC charges through September 30, 1996.
      $90,778

      All EUASC charges are billed at cost in compliance with Rules 90 and 91 under the Act.